Middlesex Water Company Reports Second Quarter 2025 Earnings

•	Diluted earnings per share (“EPS”) of $0.60
•	Invested $51 million in water and wastewater utility infrastructure during the first half of 2025, or approximately 55% of the 2025 capital budget
•	Constructive outcome of the general base rate case in Delaware
•	Declared $0.34 common stock cash dividend

ISELIN, N.J., July 31, 2025 -- Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ: MSEX) today announced financial results for the second quarter ended June 30, 2025.

“We appreciate the dedication and commitment of the Delaware Public Service Commission Staff and the Public Advocate during a comprehensive review process of our general rate case,” said Nadine Leslie, Chair, President and Chief Executive Officer of Middlesex Water Company. “The constructive outcome of the general rate case in Delaware supports our selective and sustainable growth pillar and the ability to continue making prudent investments in our Tidewater System to provide safe and reliable water utility service to our customers and the communities we serve at affordable rates.”

Second Quarter 2025 Results

Middlesex reported net income of $10.8 million and diluted EPS of $0.60, compared to net income of $10.5 million and diluted EPS of $0.59 for the same quarter in 2025. The increase is attributable to rate increases, customer growth, and higher income tax benefits associated with increased capital investment deduction on tangible property, offset by lower consumption driven by unfavorable weather.

Operating revenues for the quarter ended June 30, 2025, were $49.3 million, up $0.2 million, compared to $49.1 million for the same quarter last year. The increase is attributable to rate increases and customer growth, offset by lower consumption driven by unfavorable weather.

Operating expenses for the quarter ended June 30, 2025, were $35.4 million, up approximately $1.6 million, compared to $33.8 million for the same quarter last year. The increase is primarily driven by higher variable production costs from weather-driven lower water quality, higher labor cost due to wage and employee headcount increases and higher depreciation.

Year-to-Date Results

Net income for the six months ended June 30, 2025, was $20.3 million, a $1.0 million decrease when compared to the same period in 2024. Diluted earnings per share were $1.13 and $1.18 for the six months ended June 30, 2025, and 2024, respectively. The decrease is attributable to the one-time recovery in the first quarter 2024 of previously incurred depreciation, operating and carrying costs of $4.3 million (net of tax) associated with the construction and operation of the water treatment facilities at Middlesex’s Park Avenue water treatment plant and lower consumption driven by unfavorable weather, offset by rate increases and customer growth.

Operating revenues for the six months ended June 30, 2025, were $93.6 million, an increase of approximately $4.0 million over the same period in 2024. Operating revenues increased $3.1 million in the Middlesex System and $1.2 million in the Tidewater system, largely driven by rate increases and customer growth, offset by lower consumption driven by unfavorable weather and $0.4 million of lower supplemental contract services revenue in our non-regulated businesses.

Operating expenses for the six months ended June 30, 2025, increased $3.7 million over the same period in 2024, primarily due to higher variable production costs from weather-driven lower water quality, increased weather-driven main break activity and the one-time recovery in 2024 of previously incurred depreciation expense and water treatment operating costs at Middlesex’s Park Avenue water treatment plant.

Selective and Sustainable Growth

Middlesex invested approximately $51 million to upgrade, replace and enhance the resiliency of its water and wastewater utility infrastructure during the first half of 2025, or approximately 55% of its planned 2025 annual investment of $93 million.

In July 2025, the Delaware Public Service Commission (“DEPSC”) approved the settlement agreement between Tidewater Utilities, Inc., DEPSC Staff and the Division of the Public Advocate in our general base rate application, with new rates effective July 3, 2025. The DEPSC order approved an increase in our annual operating revenues by $5.5 million based on an authorized return on common equity of 9.5% and a common equity ratio of 53.50%.

In June 2025, our New Jersey regulated utilities filed a joint petition with the New Jersey Board of Public Utilities (“NJBPU”) requesting an increase in annual base revenues by approximately $24.9 million, or 19.3% to recover approximately $100 million of prudently incurred investments made to comply with environmental regulations and to continue to provide safe and reliable water and wastewater service to their customers. In addition, in July 2025, our New Jersey regulated utilities filed a Distribution System Improvement Charge (“DSIC”) and a Resiliency and Environmental System Improvement Charge (“RESIC”) Foundational Filing with the NJBPU for the three-year period ending October 2028. Under the combined DSIC and RESIC programs, our New Jersey regulated utilities submit semi-annual surcharge filings to the NJBPU for qualifying capital investments completed every six-months to be recovered up to $11.4 million or 7.5% of total annual revenues of the June 2025 base rate joint petition1.

Dividend Declared

On July 23, 2025, the Company’s Board of Directors declared a third quarter cash dividend of $0.34 per common share. Dividends on common shares will be paid on September 2, 2025, to shareholders of record as of August 15, 2025. The Company has paid cash dividends continually since 1912 and has increased the dividends received by shareholders each calendar year for 52 consecutive years.

1 The final cap number is expected to be set in the current base rate proceeding, BPU Docket No. WR25060372

About Middlesex Water Company

Middlesex Water Company (“Middlesex”) is one of the nation’s premier investor-owned water and wastewater utilities. Established in 1897, Middlesex is a trusted provider of life-sustaining services to more than half a million people in New Jersey and Delaware. The company focuses on employee engagement, operational excellence, superior customer experience, investment in infrastructure, and selective and sustainable growth to deliver value to our customers, investors, and the communities we serve.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws reflecting the current beliefs or expectations of Middlesex Water Company “MSEX” or the “Company” regarding its future performance, its financial condition, its strategic plans and cash flows, its results of operations as well as any other statements that do not directly relate to any historical or current facts. These statements reflect the Company’s current views and information currently available. This information is based on estimates, assumptions, and analysis that the Company believes, as of the date hereof, provide a reasonable basis for the information contained herein. Forward-looking statements can generally be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees,” or the negative of those words or other comparable terminology. The Company intends that these statements be covered by the safe harbors created under those laws. Actual results, performance or achievements may differ materially from forward-looking statements, and the assumptions on which forward-looking statements are based. There can be no assurance that the information contained herein is reflective of future performance, and investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. Unless otherwise specified, all information contained in this press release speaks only as of the date hereof. The Company undertakes no duty to update or revise the information contained herein, whether as a result of new information, future events or otherwise.

Media Contact:

Brian Hague, Vice President of Communications & Corporate Affairs

bhague@middlesexwater.com

(732) 638-7549

Investor Relations Contact:

Jennifer Ketschke, Director of Treasury and Investor Relations

jketschke@middlesexwater.com

(732) 638-7523

MIDDLESEX WATER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Operating Revenues	$49,323	$49,146	$93,624	$89,670

Operating Expenses:
Operations and Maintenance	23,066	21,825	44,175	42,290
Depreciation	6,703	6,305	13,230	11,701
Other Taxes	5,642	5,701	10,750	10,499

Total Operating Expenses	35,411	33,831	68,155	64,490

Operating Income	13,912	15,315	25,469	25,180

Other Income:
Allowance for Funds Used During Construction	413	257	786	433
Other Income, net	1,485	2,399	2,910	7,588

Total Other Income, net	1,898	2,656	3,696	8,021

Interest Charges	3,623	4,041	6,336	7,310

Income before Income Taxes	12,187	13,930	22,829	25,891

Income Taxes	1,409	3,384	2,571	4,663

Net Income	10,778	10,546	20,258	21,228

Preferred Stock Dividend Requirements	19	30	41	60

Earnings Applicable to Common Stock	$10,759	$10,516	$20,217	$21,168

Earnings per share of Common Stock:
Basic	$0.60	$0.59	$1.13	$1.19
Diluted	$0.60	$0.59	$1.13	$1.18

Average Number of
Common Shares Outstanding:
Basic	17,962	17,829	17,926	17,824
Diluted	17,993	17,944	17,957	17,939